EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of November 9, 2017 (as amended, supplemented or otherwise modified from time to time, this “Support Agreement”), by and among (i) The J.G. Wentworth Company, LLC, a Delaware limited liability company (the “Partnership”), (ii) Orchard Acquisition Company, LLC, a Delaware limited liability company (the “Parent Borrower”), (iii) J.G. Wentworth, LLC, a Delaware limited liability company (“Holdings”), (iv) The J.G. Wentworth Company, a Delaware corporation (“PubCo”), (v) JGW Holdings, Inc., a Delaware corporation (together with the Partnership, Parent Borrower, Holdings and PubCo the “Company Parties”), (vi) the Term Lenders (as defined below) from time to time party hereto (in such capacity, the “Consenting Lenders” and each a “Consenting Lender”), (vii) Jefferies Finance LLC (in its capacity as administrative agent and collateral agent under the Existing Credit Agreement (as defined below), together with its successors in such capacities, the “TL Agent”) and (viii) the undersigned members of the Partnership (such members of the Partnership, the “Consenting Members” and each a “Consenting Member”). The Company Parties, the TL Agent, each Consenting Member, each Consenting Lender and each other person that becomes a party hereto in accordance with the terms hereof are collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, the Parent Borrower and Holdings are party to the Credit Agreement, dated as of February 8, 2013 (as amended by that certain First Amendment to Credit Agreement, dated as of May 31, 2013, that certain Second Amendment to Credit Agreement, dated as of December 6, 2013, that certain Third Amendment to Credit Agreement, dated as of July 15, 2015, and as may be further amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), among the Parent Borrower, Holdings, any Additional Borrowers (as defined therein) from time to time party thereto, the lenders from time to time party thereto (certain such lenders, in their capacity as lenders of the term loans under the Existing Credit Agreement, the “Term Lenders” and, such term loans, the “Term Loans”), the TL Agent, as administrative agent, collateral agent and lead arranger and bookrunner, and Jefferies Group, Inc., as the Swing Line Lender and LC Issuer (each as defined in the Existing Credit Agreement);

WHEREAS, PubCo is party to the Tax Receivable Agreement, dated as of November 14, 2013, by and among PubCo, JLL JGW Distribution LLC, a Delaware limited liability company, JGW Holdco, LLC, a Delaware limited liability company, Candlewood Special Situations Fund L.P., a Delaware limited partnership, R3 Capital Partners Master, L.P., a Cayman Islands exempted limited partnership, The Royal Bank of Scotland PLC, a public limited company incorporated in Scotland, DLJ Merchant Banking Funding, Inc., a Delaware corporation, PGHI Corp., a Delaware corporation (“PGHI”), David Miller, Randi Sellari, and Stefano Sola, and, to the extent described therein, JLL Fund V AIF II, L.P., a Delaware limited partnership, and the shareholders of PGHI;

WHEREAS, the Consenting Members hold over 99% of the ownership interests of the Partnership (the “Existing Partnership Interests”);

WHEREAS, the Parties have reached an agreement in principle on the material terms of the restructuring (the “Restructuring”) of the Company Parties’ outstanding indebtedness and the Existing Partnership Interests to be effectuated by voluntary pre-packaged cases of the Company Parties (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), to be filed in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), pursuant to a pre-packaged chapter 11 plan of reorganization (as may be amended, supplemented or otherwise modified from time to time in accordance with this Support Agreement, and in form and substance reasonably acceptable to the Required Consenting Lenders unless otherwise provided herein, the “Plan”), on the terms and subject to the conditions described in this Support Agreement and the term sheet attached as Exhibit A hereto (which term sheet, along with any annexes thereto, is expressly incorporated by reference herein and made a part of this Support Agreement as if fully set forth herein, and as may be amended in accordance with this Support Agreement, the “Restructuring Term Sheet”);

WHEREAS, pursuant to the Restructuring and as further described in the Restructuring Term Sheet, on and after the Effective Date (as defined below), the New RCF Commitment Party (as defined below) will extend revolving loans to the Company Parties under a new revolving credit facility (the “New RCF”) in an aggregate principal amount of at least $65,000,000, but not to exceed $70,000,000, on terms and subject to the conditions contained in a new credit agreement with respect to the New RCF (the “New RCF Credit Agreement”) to be entered into in connection therewith, which New RCF Credit Agreement shall be consistent with the terms set forth on Annex I to the Restructuring Term Sheet;

WHEREAS, pursuant to a commitment letter (the “New RCF Commitment Letter”) with respect to the New RCF, HPS Investment Partners, LLC and/or its affiliates, affiliated or managed funds, separately managed accounts and co-investors (collectively, the “New RCF Commitment Party”), will evidence its agreement to provide 100% of the commitments (collectively, the “New RCF Commitment”) under the New RCF on and after the Effective Date on terms and conditions acceptable to the Company Parties, the New RCF Commitment Party and the Required Consenting Lenders (as defined below); and

WHEREAS, in connection with the Restructuring, the Company Parties have requested that the Consenting Lenders, the TL Agent and the Consenting Members execute and deliver this Support Agreement in connection with effectuating the transactions described herein;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties to this Support Agreement, intending to be legally bound hereby, agrees as follows:

Section 1.Proposed Restructuring.

(a)
In order to effectuate the Chapter 11 Cases, the Company Parties shall solicit (i) the Term Lenders prior to the Petition Date (as defined in Section 3.1(e)(ii)(A)) for their approval of the Plan and (ii) the TRA Claimants (as defined in the Restructuring Term Sheet) and the Existing Partnership Equityholders (as defined in the Restructuring Term Sheet) for their approval of the Plan and their election of the form of Partnership Consideration (as defined in the Restructuring Term Sheet).

(b)
The Plan and the related documents which shall be consistent in all material respects with this Support Agreement and shall be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Lenders, unless otherwise indicated (collectively, the “Plan Documents”), and which shall include, without limitation, (i) the Plan, (ii) the related disclosure statement (the “Disclosure Statement”), (iii) agreements evidencing the New RCF, including, without limitation, the New RCF Credit Agreement, the New RCF Commitment Letter, which New RCF Commitment Letter shall be in form and substance reasonably acceptable to the Company Parties, the New RCF Commitment Party and the Required Consenting Lenders, and any security documents or other documentation with respect to the New RCF Credit Agreement, (iv) the organizational documents and all other governing documents and agreements of the reorganized Company

Parties, as applicable, and any other related transactional, tax or corporate documents contemplated by this Support Agreement, including, if directed by the Required Consenting Lenders to be entered into by the applicable reorganized Company Party, a stockholders’ agreement and a registration rights agreement, in each case, with respect to the New Common Equity (as defined in the Restructuring Term Sheet), in each case consistent with the terms set forth in the Restructuring Term Sheet, (v) any management or employee cash or equity-based bonus or incentive plan of PubCo or any successors thereto, if any, including, without limitation, any award agreements thereunder and the MIP (as defined in the Restructuring Term Sheet), (vi) any employment and/or severance agreements or arrangements, as applicable, including the new employment agreement of Mr. Stockdale, (vii) the ballots and other materials related to the solicitation of votes for the Plan pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code (the “Chapter 11 Solicitation”), and (viii) any other agreements, instruments, petitions, motions, pleadings, orders and/or documents that are filed by the Company Parties in connection with the Plan and Disclosure Statement or the Chapter 11 Cases, including, but not limited to, (A) (1) a motion (the “Scheduling Motion”) seeking approval of and a proposed order setting the schedule for the hearing to approve the Disclosure Statement and confirm the Plan, (2) a proposed solicitation order approving the solicitation materials and procedures with respect to the Plan and the Disclosure Statement and (3) a proposed confirmation order approving the Plan (the “Confirmation Order”), (B) any appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Disclosure Statement, and (C) in form and substance acceptable to the Required Consenting Lenders, a motion seeking approval of consensual use of cash collateral and providing adequate protection to the Term Lenders (the interim order approving such motion and providing for, among other things, a requirement for the Company Parties to prepare and provide to the Consenting Lenders during the pendency of the Chapter 11 Cases once every two weeks or more frequently as updated during the Chapter 11 Cases, a rolling 13-week cash flow forecast in form and substance reasonably acceptable to the Required Consenting Lenders, as well as adequate protection including but not limited to adequate protection liens, superpriority administrative claims and payment of fees and expenses of the Term Lenders and the TL Agent, the “Interim Cash Collateral Order”, and the final order providing for the same, the “Final Cash Collateral Order”).

(c)
Upon receipt of votes in favor of the Plan from the Term Lenders sufficient to satisfy the requirements of section 1126(c) of the Bankruptcy Code (the “Plan Approval”), the Company Parties will effectuate the Restructuring by commencing, in accordance with the terms of this Support Agreement and the Plan, the Chapter 11 Cases.

(d)
The Plan shall constitute a separate plan of reorganization for each of the Company Parties in the Chapter 11 Cases. If the Plan cannot be confirmed as to some or all of the Company Parties, then the Company Parties, with the consent of the Required Consenting Lenders, may (a) revoke the Plan as to all of the Company Parties or (b) revoke the Plan as to any such Company Party (and any such Company Party’s Chapter 11 Case may be converted, continued or dismissed) and confirm the Plan as to such remaining Company Parties without the need for re-solicitation as to any Party holding a claim against or equity interest in such Company Parties for which the Plan is not so revoked.

(e)
The obligations of the Parties to consummate the Plan shall be conditioned upon the occurrence of the following events (together with any conditions set forth in the Plan and/or Confirmation Order), which conditions may be waived by mutual agreement of the

Company Parties, the Required Consenting Lenders, and, solely with respect to any such conditions that relates to the New RCF Commitment Letter and the New RCF Credit Agreement, the New RCF Commitment Party, in each case in their reasonable discretion:

(i)
(A) all conditions precedent to effectiveness of each of the Plan Documents (including, without limitation, to the New RCF Credit Agreement) shall have been satisfied substantially contemporaneously with or prior to consummation of the Plan, (B) an order authorizing entry into and performance under the New RCF Commitment Letter (which order may be the Confirmation Order) shall have been entered by the Bankruptcy Court and shall have become a final order that is not stayed, which condition may be waived by mutual agreement of the Company Parties and the New RCF Commitment Party, (C) the New RCF Credit Agreement shall have been duly executed and delivered by each party thereto, (D) all other orders, including the Confirmation Order, included in the Plan Documents shall have been entered by the Bankruptcy Court and shall have become a final order that is not stayed and (E) each of the Plan Documents that by its terms is to be effective substantially contemporaneously with or prior to consummation of the Plan shall be in full force and effect; and

(ii)	this Support Agreement shall not have been terminated.
Section 2.    Agreements of the Parties.

(a)
Subject to the terms and conditions hereof, until the occurrence of a Termination Event (as defined below), each Consenting Lender (and so long as it remains the legal owner or beneficial owner of any Term Loans) and, to the extent applicable, the TL Agent, severally and not jointly and severally, hereby agrees:

(i)
(A) to use commercially reasonable efforts to (1) support and complete the Restructuring, in accordance with this Support Agreement and the Plan, and all other actions contemplated in connection therewith and under the Plan Documents and (2) take appropriate actions in furtherance of the Restructuring and the Plan Documents, as applicable, (B) to not take any actions inconsistent with this Support Agreement, the Plan or the Plan Documents, as applicable, and (C) to the extent any legal or structural impediment that would prevent, hinder, or delay the consummation of the Restructuring, to negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided, that the economic outcome for the Consenting Lenders, the anticipated timing of confirmation and the Effective Date and other material terms as contemplated herein must be substantially preserved in such alternate provisions;

(ii)
(A)(1) to vote or cause to vote (if and when solicited to do so and by the applicable deadline for doing so) all of its claims on account of its ownership of Term Loans (the “Term Loan Claims”) in favor of the Plan, (2) to release or cause to release the Obligations (as defined in the Existing Credit Agreement) of each of the Subsidiary Guarantors (as defined in the Existing

Credit Agreement) as of the Effective Date (if and when solicited to do so and by the applicable deadline for doing so) and not to seek or cause to seek to exercise any rights or remedies against the Subsidiary Guarantors until the occurrence of the Termination Date, and (3) to not change, revoke or withdraw, or cause to not change, revoke or withdraw, such vote and (B) not to or cause not to (1) object to or impede the Plan, (2) support directly or indirectly any such objection or impediment or otherwise take any action or commence any proceeding to oppose or to seek any modification of the Plan or any Plan Documents, as applicable, prepared in connection with pursuit or consummation of the Plan or (3) “opt out”, or cause its affiliates or funds to “opt out”, of any releases under the Plan as described in the Restructuring Term Sheet, to the extent applicable, including the release of the Subsidiary Guarantors; provided, that, in each case and, subject to Section 3.2(b), such consent, tender, agreement and/or vote may be revoked, terminated or withdrawn immediately upon the occurrence of a Termination Event (as defined in and in accordance with Section 3.1);

(iii)
not to, directly or indirectly, propose, seek, solicit, negotiate, support, encourage, participate or engage in any discussions relating to, or enter into any agreements relating to (A) any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, financing or restructuring of any of the Company Parties, other than the Plan or (B) any other action that is inconsistent with, or that would delay or obstruct, the Plan nor shall the Consenting Lenders solicit or direct any person or entity to undertake any of the foregoing; and

(iv)
to take all reasonable actions necessary or advisable to support the Company Parties in completing their obligations with respect to the Third Party Approvals (as defined below), and to timely provide any documentation requested by the Company Parties and/or any Licensing Authority, GSE or Government Agency (each as defined below) in connection therewith.

(b)
Subject to Section 8.12 and the terms and conditions hereof, until the occurrence of a Termination Event, each Consenting Member, severally and not jointly and severally, hereby agrees, and agrees to cause the Company Parties, as applicable:

(i)
(A) to use commercially reasonable efforts to (1) support and complete the Restructuring, in accordance with this Support Agreement, Plan, and all other actions contemplated in connection therewith and under the Plan Documents and (2) take appropriate actions in furtherance of the Restructuring and the Plan Documents, as applicable, (B) to not take any actions inconsistent with this Support Agreement, the Plan or the Plan Documents, as applicable, and (C) to the extent any legal or structural impediment that would prevent, hinder, or delay the consummation of the Restructuring, to negotiate in good faith appropriate additional or alternative provisions to address any such impediment; provided, that the economic outcome for the Consenting Members, the anticipated timing of confirmation and the Effective Date and other material terms as contemplated herein must be substantially preserved in such alternate provisions;

(ii)
(A) to complete, deliver and not withdraw or cause to complete, deliver and not withdraw the requisite consents, if any, necessary for consummating the Restructuring, (B) to vote or cause to vote (if and when solicited to do so and by the applicable deadline for doing so) all of its Existing Partnership Interests in favor of the Plan and not change, revoke or withdraw, or cause to not change, revoke or withdraw, such vote, (C) not to (1) object to or impede the Plan, (2) support directly or indirectly any such objection or impediment or otherwise take any action or commence any proceeding to oppose or to seek any modification of the Plan or any Plan Documents, as applicable, prepared in connection with the pursuit or consummation of the Plan or (3) “opt out”, or cause its affiliates or funds to “opt out”, of any releases under the Plan as described in the Restructuring Term Sheet, to the extent applicable; provided, that, in each case and, subject to Section 3.2(b), such consent, tender, agreement and/or vote may be revoked, terminated or withdrawn immediately upon the occurrence of a Termination Event (as defined in and in accordance with Section 3.1) and (D) in the case of JLL Associates G.P. V, L.L.C., to elect or cause to elect to receive its pro rata share of the Partnership Consideration as consideration on account of its interest in the TRA Claims (as defined in the Restructuring Term Sheet) held by JGW Holdco, LLC and JLL JGW Distribution LLC, as applicable, and its interest in the Existing Partnership Interests held by JGW Holdco, LLC and JLL JGW Distribution LLC, as applicable, in the form of Partnership Equity Consideration (as defined in the Restructuring Term Sheet);

(iii)
not to, directly or indirectly, (A) propose, seek, solicit, negotiate, support, encourage, participate or engage in any discussions relating to, or enter into any agreements relating to any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or restructuring of any of the Company Parties, other than the Plan, (B) take any other action that is inconsistent with, or that would delay or obstruct, the Plan or (C) solicit or direct any person or entity to undertake any of the foregoing;

(iv)
not pledge, encumber, assign, sell, or otherwise transfer, including by the declaration of a worthless stock deduction for any tax year ending on or prior to the Effective Date, offer, or contract to pledge, encumber, assign, sell, or otherwise transfer, in whole or in part, any portion of its right, title, or interests in any of its shares, stock, or other interests in the Company Parties to the extent such pledge, encumbrance, assignment, sale or other transfer will impair any of the Company Parties’ tax attributes; and

(v)
to take all reasonable actions necessary or advisable to support the Company Parties and Consenting Lenders in completing their obligations with respect to the Third Party Approvals and to timely provide any documentation requested by the Company Parties, Consenting Lenders and/or any Licensing Authority, GSE or Government Agency in connection therewith.

(c)	Subject to Section 8.12 and the terms and conditions hereof, until the occurrence of a Termination Event, each Company Party, jointly and severally, hereby agrees:

(i)
to (A) promptly prepare or cause the preparation of the Disclosure Statement, (B) provide draft copies of the Plan Documents to the advisors to the TL Agent within a reasonable amount of time prior to the Plan Solicitation Commencement Date (as defined below), solicitation of votes on the Plan, commencement of the Chapter 11 Cases or the proposed execution date of any such documents, as applicable, and (C) except in an emergency where it is not reasonably practicable, provide draft copies of all motions, including “first day” motions, and applications and other documents the Company Parties intend to file with the Bankruptcy Court to the advisors to the TL Agent as soon as reasonably practicable, but in no event less than three (3) business days before such documents are filed with the Bankruptcy Court (and, in the case of the Interim Cash Collateral Order, Plan, Disclosure Statement and Scheduling Motion, in no event later than seven (7) business days before such documents are filed with the Bankruptcy Court), and shall consult in good faith with the advisors to the TL Agent regarding the form and substance of any such proposed filing (without limiting the approval rights of any Party contained herein);

(ii)
to (A) use commercially reasonable efforts to support and complete the Restructuring in accordance with this Support Agreement, and all other actions contemplated in connection herewith in accordance with the Restructuring Timeline (as defined below), (B) use commercially reasonable efforts to take any and all necessary and appropriate actions in furtherance of the Restructuring, (C) seek, and use commercially reasonable efforts to obtain, any and all required regulatory approvals and third-party approvals (including, if applicable, bankruptcy court approvals and the Third Party Approvals) in connection with the Restructuring, (D) not take any actions inconsistent with, or that would delay or obstruct, this Support Agreement and the Restructuring and (E) to the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate in good faith appropriate additional or alternative provisions to address any such impediment in consultation with the Required Consenting Lenders; provided, that the economic outcome for the Consenting Lenders and the Consenting Members, the anticipated timing of confirmation and the Effective Date and other material terms as contemplated herein must be substantially preserved in such alternate provisions;

(iii)
to (A) cease and cause to be terminated any ongoing solicitation, discussions and/or negotiations with respect to any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or restructuring of the Company Parties and (B) not, directly or indirectly, negotiate, support, engage, or initiate discussions relating to, or enter into any agreements relating to, or provide any information about the Company Parties for the purpose of entering into, any Alternative Proposal (as defined below) and not solicit or direct any person or entity to undertake any of the foregoing, other than, in the each of clauses (A) and (B) above, as contemplated pursuant to the Plan (an “Alternative Proposal”);

(iv)
that the Company Parties shall (A) operate the business of the Company Parties in the ordinary course and consistent with past practice, other than as contemplated in this Support Agreement or consistent with effectuating the Plan and (B) keep the Consenting Lenders reasonably informed about the operations of the Company Parties and provide Consenting Lenders such information regarding the operations of the Company Parties or the Restructuring as may be reasonably requested;

(v)
to the extent the Restructuring contemplates any person or entity or any group of affiliated persons or entities, where such persons or entities are deemed to be “affiliates” for the purposes hereof if any person or entity directly or indirectly controls, is controlled by or is under common control with any such person or entity, holding, on or after the business day, selected by the Company Parties, in consultation with the Required Consenting Lenders, that is (i) on or after the date of entry of the Confirmation Order and on which date no stay of the Confirmation Order is in effect, (ii) on or after the date on which the conditions to the effectiveness of the Plan have been either satisfied or waived as set forth therein and (iii) the Plan is declared effective (the “Effective Date”), an aggregate percentage ownership of PubCo or the Partnership above certain state thresholds whereby such person or entity or such group of affiliated persons or entities would be required under applicable state law to undertake reviews by the applicable state regulatory authority (a “Licensing Authority”) in connection with the state licenses related to the operations of J.G. Wentworth Home Lending, LLC and its subsidiaries (collectively, “JGWHL”), to notify each such Licensing Authority of the proposed Restructuring and to seek to obtain each such state regulatory authority approval (each, a “Licensing Notification and Approval”), if applicable, on or prior to the Effective Date;

(vi)
to the extent necessary, (x) to notify the government sponsored enterprises (each, a “GSE”), including the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and applicable government agencies (each, a “Government Agency”), including the Government National Mortgage Association (“Ginnie Mae”), the United States Department of Housing and Urban Development, the United States Department of Veterans Affairs and the United States Department of Agriculture, in connection with the Restructuring and (y) to seek to obtain approval or non-objection from each such GSE (each, a “GSE Approval”) and Government Agency (each, a “Government Agency Approval”), if applicable, on, prior to or after the Effective Date, as may be required;

(vii)
to the extent necessary, (x) to notify the counterparties to financings and securitizations of their non-debtor affiliates and (y) to seek to obtain all required consents and waivers in connection with the Restructuring (each, a “Non-Debtor Financings and Securitizations Consents and Waivers” and, collectively with the GSE Approvals, the Government Agency Approvals, the Licensing Notifications and Approvals, the Non-Debtor Financings and Securitizations Consents and Waivers and, to the extent necessary, any other consents required from any other third-party required to be obtained in connection with the Restructuring, the “Third Party Approvals”), if applicable, on, prior to or after the Effective Date, as may be required; and

(viii)
to take all actions reasonably necessary or advisable to support the Consenting Lenders in completing their obligations with respect to the Third Party Approvals and to timely provide any documentation reasonably requested by the Consenting Lenders and/or any Licensing Authority, GSE or Government Agency in connection therewith.

Section 3.    Termination Events.
3.1    Termination Events.
This Support Agreement shall terminate and, except as set forth in Section 3.2, all obligations of the Parties shall immediately terminate and be of no further force and effect following the occurrence of any of the following events and, if applicable, the provision of any notice required hereunder (each such termination event, a “Termination Event” and the date of termination of this Support Agreement pursuant to the terms hereof, the “Termination Date”):

(a)	automatically without notice upon the Effective Date;

(b)
upon the termination of this Support Agreement by the mutual written consent of each of the Company Parties, the Required Consenting Lenders, the TL Agent and the Required Consenting Members; provided, that such notice of termination is provided within one (1) business day to each of the other Parties in accordance with Section 8.16;

(c)
by the Company Parties or the Required Consenting Lenders (or, solely to the extent such material breach adversely affects the Existing Partnership Interests, the Required Consenting Members) (such terminating Parties, the “Terminating Parties”) upon the occurrence of any material breach of this Support Agreement by any of the other Parties (such breaching party, the “Breaching Party”) of any of the undertakings, representations, warranties or covenants set forth in this Support Agreement, if such breach remains uncured before the earlier of (i) seven (7) business days after the Terminating Parties have given written notice of such breach to the Breaching Parties, the Company Parties, the Required Consenting Lenders, and the Consenting Members and (ii) one (1) calendar day prior to the Effective Date; provided, that the Required Consenting Lenders shall not be permitted to terminate this Support Agreement upon the occurrence of any material breach of this Support Agreement by any Consenting Lender or the TL Agent;

(d)	upon the election by the Company Parties to terminate this Support Agreement in accordance with Section 8.12;

(e)
immediately upon written notice by the Required Consenting Lenders or, solely with respect to Section 3.1(e)(ii)(F), by the Company Parties, upon the occurrence of any of the following, unless such Termination Event is waived or the applicable deadline is extended by the Required Consenting Lenders and, solely with respect to Section 3.1(e)(ii)(F), the Company Parties, in writing (which may be in the form of an email acknowledgment from an authorized representative thereof):

(i)
at 11:59 p.m. prevailing Eastern Time on the date that is 15 business days following the RSA Effective Date, unless the Company Parties have commenced the Chapter 11 Solicitation (such actual date that the solicitation commences, the “Plan Solicitation Commencement Date”);

(ii)
at 11:59 p.m. prevailing Eastern Time on the date that is 28 business days after the Plan Solicitation Commencement Date (such actual date that the solicitation ends, the “Plan Solicitation End Date”) unless the Company Parties have received Plan Approval;

(A)
at 11:59 p.m. prevailing Eastern Time on the date that is 3 business days after the Plan Solicitation End Date (the “Outside Petition Date”) unless the Company Parties shall have commenced the Chapter 11 Cases (the date that the Chapter 11 Cases are commenced is referred to herein as the “Petition Date”);

(B)	at 11:59 p.m. prevailing Eastern Time on the first business day that is 1 calendar days after the Petition Date unless, the Company Parties have filed (i) the Plan and (ii) the Scheduling Motion;

(C)	at 11:59 p.m. prevailing Eastern Time on the first business day that is 5 calendar days after the Petition Date, unless the Bankruptcy Court shall have entered the Interim Cash Collateral Order;

(D)	at 11:59 p.m. prevailing Eastern Time on the first business day that is 30 calendar days after the Petition Date, unless the Bankruptcy Court shall have entered the Final Cash Collateral Order;

(E)
at 11:59 p.m. prevailing Eastern Time on the first business day that is 50 calendar days after the Petition Date, unless the Bankruptcy Court shall have entered the Confirmation Order (which order shall also approve the Disclosure Statement and any supplement to the Plan);

(F)
at 11:59 p.m. prevailing Eastern Time on the first business day that is 21 calendar days following entry by the Bankruptcy Court of the Confirmation Order (such date, the “Outside Consummation Date”) if there has not occurred substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan on or before such date, provided, that, if, prior to the Outside Consummation Date, all conditions precedent to effectiveness of the Plan (as provided therein) have been satisfied or waived, as applicable, or, for conditions that by their nature are to be satisfied on the Effective Date, shall then be capable of being satisfied, except the Third Party Approvals have not been obtained, the Outside Consummation Date shall be automatically extended to 11:59 p.m. prevailing Eastern Time on the first business day that is 30 calendar days following such initial Outside Consummation Date, or to such other time as agreed between the Parties, provided, further, that the Required Consenting Lenders shall not have the right to terminate pursuant to this paragraph if any action of any of the Consenting Lenders or any failure to perform any obligation, representation or warranty hereunder of any of the Consenting Lenders required to be performed or be true, as applicable, at or prior to the Outside Consummation Date is the primary cause of the failure of the Effective Date to occur on or before the Outside Consummation Date (such dates set forth in clauses (i) through (ii) shall constitute the “Restructuring Timeline”);

(iii)
except as provided for in this Support Agreement, upon the entry of an order by the Bankruptcy Court (A) dismissing any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, or (D) terminating or shortening exclusivity under section 1121 of the Bankruptcy Code;

(iv)
the Company Parties take any of the following actions: (A) withdrawing the Plan; (B) publicly announcing their intention not to support, or otherwise withdrawing support for, the Plan; or (C) filing any plan of reorganization and/or disclosure statement that is not, within the reasonable judgment of the Required Consenting Lenders, consistent with the Restructuring Term Sheet in all material respects;

(v)	if the Company Parties’ consensual use of cash collateral is terminated and remains terminated for five (5) business days;

(vi)
upon the commencement of an involuntary case against any Company Party or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company Parties or their debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect, provided, that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding;

(vii)
upon the Company Parties (A) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (B) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for any Company Party for a substantial part of its assets, (E) making a general assignment or arrangement for the benefit of creditors or (F) taking any corporate action for the purpose of authorizing any of the foregoing, in each case except as provided for in this Support Agreement;

(viii)
upon the amendment, modification of, or the filing of a pleading by any of the Company Parties, without prior written consent from the Required Consenting Lenders, that seeks to amend or modify the Plan, the Disclosure Statement or any of the other Plan Documents, in a manner that is materially inconsistent with this Support Agreement;

(ix)
the Bankruptcy Court grants relief that is inconsistent with this Support Agreement, the Plan or any of the other Plan Documents in any material respect (in each case with such amendments and modifications as have been effected in accordance with the terms hereof), unless otherwise agreed in writing by the Required Consenting Lenders and the Company Parties; or

(x)
except as provided for in this Support Agreement, any of the Company Parties files, proposes or otherwise supports any plan of liquidation, asset sale of all or substantially all of the Company Parties’ assets or plan of reorganization other than the Plan;

(f)
by the Company Parties or the Required Consenting Lenders unless the New RCF Commitment Letter has been duly executed by the relevant parties thereto and delivered to the Parties on or prior to the Petition Date, unless such Termination Event is waived by the Company Parties and the Required Consenting Lenders in writing;

(g)	upon the termination of the New RCF Commitment Letter; or

(h)
by the Company Parties or the Required Consenting Lenders immediately following the occurrence of any court of competent jurisdiction or other competent governmental or regulatory authority issuing a ruling or an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated by this Support Agreement in a way that cannot be reasonably remedied by the Company Parties;

provided, that no Party may terminate this Support Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Support Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of one or more acts that would otherwise permit termination by such Party as are specified herein.

3.2    Termination Event Procedures.

(a)
If this Support Agreement is terminated as to any Party pursuant to this Section 3, this Support Agreement shall forthwith become void and of no further force or effect, each such Party shall be released from its commitments, undertakings and agreements under or related to this Support Agreement, and there shall be no liability or obligation on the part of any such Party; provided, that (i) each such Party shall have all rights and remedies available to it under applicable law (for all matters unrelated to this Support Agreement); (ii) any and all consents and ballots tendered by a terminating Consenting Lender or a terminating Consenting Member prior to such termination shall be deemed, for all purposes, automatically to be null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan and this Support Agreement or otherwise and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company Parties allowing such change or resubmission); (iii) in no event shall any such termination relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination (including any reimbursement obligations incurred prior to the date of such termination); (iv) in no event shall any such termination relieve any Party from its obligations under this Support Agreement which expressly survive any such termination pursuant to Section 8.4; (v) in the event the Chapter 11 Cases have been commenced, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights of termination hereunder; and (vi) in the event any Consenting Member terminates this Support Agreement, this Support Agreement shall not terminate or be terminable by any other Party solely on the basis of such termination, this Support Agreement shall remain in full force and effect and such other Parties shall not be relieved of any obligations hereunder, except that (1) such terminating Consenting Member shall no longer be a Party to this Support Agreement and shall be relieved of all obligations hereunder, provided, that such terminating Consenting Member shall be the beneficiary of the survival provisions set forth in Section 8.4, (2) such other Parties shall not be obligated to grant or support the grant of any releases to such terminating Consenting Member under the Plan, as applicable, and (3) all of the applicable rights and remedies of the remaining Parties under this Support Agreement, the Existing Credit Agreement and applicable law shall be reserved in all respects.

(b)
Notwithstanding anything herein to the contrary, including, without limitation, Section 3.1(c), it shall not be a Termination Event if any Consenting Lender breaches its obligations pursuant to this Support Agreement; provided, that (x) the non-breaching Consenting Lenders still comprise the Lender Class (as defined below) and the New RCF Commitment Party and (y) the New RCF Commitment Letter and the New RCF Commitment remain in full force and effect.

(c)
Notwithstanding anything to the contrary herein, any Termination Event may be waived in accordance with the procedures established by Section 8.14, in which case the Termination Event so waived shall be deemed not to have occurred, this Support Agreement shall be deemed to continue in full force and effect and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver.

Section 4.    Conditions Precedent to Effectiveness of the Support Agreement
The obligations of the Parties and the effectiveness hereof are subject to satisfaction of each of the following conditions (the date upon which all such conditions are satisfied, the “RSA Effective Date”):

(a)
execution and delivery of signature pages for this Support Agreement by each of the Company Parties, the Required Consenting Members, the New RCF Commitment Party, the TL Agent and the Consenting Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the aggregate principal amount of the Term Loans outstanding (such Consenting Lenders, collectively, the “Lender Class”), which signature pages may be executed and delivered as set forth in Section 8.5; and

(b)
payment of all reasonable and documented outstanding fees and expenses due to the Required Consenting Lenders, the New RCF Commitment Party, the advisors to the TL Agent and, solely with respect to the New RCF Commitment Letter and the New RCF Credit Agreement, legal counsel to the New RCF Commitment Party through the date hereof to the extent invoiced at least two (2) calendar days prior to the date hereof.

Section 5.    Representations, Warranties and Covenants.
5.1    Power and Authority.
Each Consenting Lender, severally and not jointly and severally, the TL Agent in the case of clause (b) below, each Consenting Member, severally and not jointly and severally, and each of the Company Parties, jointly and severally, represents, warrants and covenants that (a) such Party has and shall maintain all requisite corporate, partnership, or limited liability company power and authority to enter into this Support Agreement and to carry out the transactions contemplated by, and perform its respective obligations under this Support Agreement, except as contemplated pursuant to this Support Agreement, and (b) the execution and delivery of this Support Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

5.2    Enforceability.
Each Consenting Lender, severally and not jointly and severally, the TL Agent, each Consenting Member, severally and not jointly and severally, and each of the Company Parties, jointly and severally, represents, warrants and covenants that this Support Agreement is the legally valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling of the Bankruptcy Court.

5.3    Governmental Consents.

(a)
Each Consenting Lender, severally and not jointly and severally, each Consenting Member, severally and not jointly and severally, and each of the Company Parties, jointly and severally, represents, warrants and covenants that the execution, delivery, and performance by it of this Support Agreement does not and shall not require any material registration or material filing with, material consent or material approval of, or material notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except: (a) such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and applicable state securities or “blue sky” laws; (b) any filings in connection with the Chapter 11 Cases, including the approval of the Disclosure Statement and confirmation of the Plan; and (c) in the case of the Company Parties, (i) filings of amended articles of incorporation or formation or other organizational documents with applicable state authorities and (ii) other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the business of the Company Parties.

(b)
Each Consenting Lender other than OppenheimerFunds, Inc. (in its capacity as investment adviser to certain funds and accounts (severally and not jointly)), severally and not jointly and severally, represents, warrants and covenants that prior to and on the Effective Date, it, along with any of its affiliates, does not and shall not own, acquire or purchase, directly or indirectly, for its own account or the account of any affiliate, legal or beneficial ownership of ten percent (10%) or more in any Ginnie Mae-approved issuer of mortgage-backed securities guaranteed by Ginnie Mae (other than the Company Parties or any of their affiliates), such that said Ginnie Mae-approved issuer would be regarded as an affiliate, as that term is defined in the Statement of Financial Accounting Standards No. 57 (FAS-57) issued by the Financial Accounting Standards Board, of JGWHL.

5.4    Ownership.

(a)	Each Consenting Lender, severally and not jointly and severally, represents, warrants and covenants that:

(i)
such Consenting Lender is the legal owner of the Term Loan Claims set forth on its signature page hereto or on the schedule attached to its Joinder (as defined below), as applicable, and has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Term Loan Claims to the terms of this Support Agreement; provided, that such Consenting Lender may Transfer (as defined below) its Term Loan Claims pursuant to and in accordance with the terms of Section 8.1.

(ii)
such Consenting Lender (a)(1) has and shall maintain full power and authority to vote on its Term Loan Claims and execute and deliver its signature page to this Support Agreement and consent to or (2) has received direction from the party having full power and authority to vote on its Term Loan Claims and execute and deliver its signature page(s) to this Support Agreement and (b) with respect to such Term Loan Claims in either of clauses (a)(1) and (a)(2), (1) has and shall maintain full power and authority to or (2) has received direction from the party having full power and authority to consent to such matters concerning its Term Loan Claims and to cancel, invest, exchange, assign and/or transfer such Term Loan Claims; and

(iii)
other than as permitted under this Support Agreement, such Term Loan Claims are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way such Consenting Lender’s performance of its obligations under this Support Agreement at the time such obligations are required to be performed.

(b)	Each Consenting Member, severally and not jointly and severally, represents, warrants and covenants that:

(i)
such Consenting Member is the legal and beneficial owner of the Existing Partnership Interests set forth on such Consenting Member’s signature page hereto or on the schedule attached to its Member Joinder (as defined below), or is and shall continue to be the nominee, investment manager, or advisor for beneficial holders of such Existing Partnership Interests, and has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Existing Partnership Interests to the terms of this Support Agreement;

(ii)
such Consenting Member (a)(1) has and shall maintain full power and authority to vote on its Existing Partnership Interests and execute and deliver its signature page to this Support Agreement and consent to or (2) has received direction from the party having full power and authority to vote on its Existing Partnership Interests and execute and deliver its signature page(s) to this Support Agreement and (b) with respect to such Existing Partnership Interests in either of clauses (a)(1) and (a)(2), (1) has and shall maintain full power and authority to or (2) has received direction from the party having full power and authority to consent to such matters concerning its Existing Partnership Interests and to invest, exchange, assign and/or transfer such Existing Partnership Interests; and

(iii)
other than as permitted under this Support Agreement, such Existing Partnership Interests are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way such Consenting Member’s performance of its obligations under this Support Agreement at the time such obligations are required to be performed.

5.5    Knowledge and Experience.
Each Consenting Member and each Consenting Lender (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Support Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company Parties and has received such information that it considers sufficient and reasonable for purposes of entering into this Support Agreement, participating in the New RCF, as applicable, and acquiring any securities issued in connection with the Restructuring and (ii) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”)) or a “qualified institutional buyer” (within the meaning of Rule 144A of the Securities Act).

5.6    New RCF Commitment.
The Parties agree that this Support Agreement does not constitute a commitment to, nor shall it obligate any of the Parties to, provide any new financing or credit support. Notwithstanding the foregoing, the Parties acknowledge and agree that the New RCF Commitment of the New RCF Commitment Party is contemplated hereby, and the execution and delivery of the New RCF Credit Agreement and the funding by the New RCF Commitment Party and the receipt by the Company Parties of any borrowings on the Effective Date under the New RCF will be conditions precedent to the consummation of the Restructuring. The commitment of the New RCF Commitment Party to provide the New RCF shall be set forth in the New RCF Commitment Letter and the New RCF Credit Agreement and shall be subject to the terms and conditions set forth therein.

Each Consenting Lender further hereby agrees that it shall not, directly or indirectly, propose, seek, solicit, negotiate, support, encourage, participate or engage in any discussions relating to, or enter into any agreements relating to any plan of reorganization or any out-of-court restructuring other than the Plan (a “Subsequent Restructuring Transaction”) of any of the Company Parties that does not include the New RCF provided by the New RCF Commitment Party, unless such Subsequent Restructuring Transaction provides for payment of the New RCF Commitment Fee to the New RCF Commitment Party; provided, that, notwithstanding the foregoing, it is hereby understood and agreed that the New RCF Commitment Fee (i) shall not be earned or payable pursuant to the Plan or the Subsequent Restructuring Transaction unless and until the New RCF Commitment Letter is executed and delivered and (ii) shall be otherwise subject to the terms and conditions contained in the New RCF Commitment Letter if and when executed and delivered.

5.7    No Adverse Actions.
Each of the Parties also agrees, severally and not jointly and severally, that, unless this Support Agreement is terminated in accordance with the terms hereof (and subject in all respects to Section 3.2(b)), it will not take any action and cause not to take any action (or refrain or cause to refrain from taking any action) that would in any material respect interfere with, delay, or postpone the effectuation of the transactions contemplated by this Support Agreement. Notwithstanding the foregoing, nothing in this Support Agreement shall (i) be construed to prohibit any Party from contesting whether any matter or action is a breach of, or is inconsistent with, this Support Agreement or the Plan Documents or (ii) impair or waive the rights of any Party to (x) assert or raise any objection permitted under this Support Agreement (1) in connection with any hearing on confirmation of the Plan or (2) in the Bankruptcy Court or (y) prevent such Party from enforcing this Support Agreement against any other Party.

5.8    Plan Documents.
Each of the Parties also agrees, severally and not jointly and severally, that, unless this Support Agreement is terminated in accordance with the terms hereof (and subject in all respects to Section 3.2(b)), it will negotiate in good faith the Plan Documents.

Section 6.    Remedies.
It is understood and agreed by each of the Parties that any breach of this Support Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief for any such breach. The Company Parties and the Consenting Members agree that for so long as the Consenting Lenders have not taken any action to prejudice the enforceability of this Support Agreement (including without limitation, alleging in any pleading that this Support Agreement is unenforceable), and have taken such actions as are reasonably required or desirable for the enforcement hereof, then the Consenting Lenders shall have no liability for damages hereunder in the event a court determines that this Support Agreement is not enforceable.

Section 7.    Acknowledgment.
This Support Agreement and the transactions contemplated herein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Support Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan or any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. The Company Parties will not solicit acceptances of the Plan from any Consenting Lender until such Consenting Lender has been provided with a copy of a Disclosure Statement containing adequate information as required by section 1125 of the Bankruptcy Code. Furthermore, no securities of the Company Parties are being offered or sold hereby and this Support Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company Parties.

Section 8.    Additional Terms.
8.1    Assignment; Transfer Restrictions.
(a)

(i)
Each Consenting Lender hereby agrees, severally and not jointly and severally, for so long as this Support Agreement shall remain in effect as to it, not to sell, assign, transfer, hypothecate or otherwise dispose of (each, a “Transfer”) any Term Loan Claim, except to a party that (A) is a Consenting Lender, provided, that any Term Loan Claims Transferred to a Consenting Lender shall automatically be deemed to be subject to the terms of this Support Agreement and any election to exchange or not to exchange Term Loan Claims made by the Consenting Lender transferor shall be binding upon the transferee or (B) executes and delivers a Joinder pursuant to the terms and conditions under Section 8.1(c).

(ii)
Notwithstanding Section 8.1(a)(i), in the case of a purported Transfer of any Term Loan Claim (a “Proposed Lender Transfer”) to a purported transferee (the “Proposed Lender Transferee”), such Proposed Lender Transfer shall be prohibited and/or deemed void ab initio and of no force or effect in accordance with Section 8.1(b) in the case of any of the following events:

(A)
(i) the Proposed Lender Transferee held less than ten and five hundredths percent (10.05%) of the Term Loan Claims outstanding immediately prior to the effectiveness of such Proposed Lender Transfer and (ii) such Proposed Lender Transfer shall result in such Proposed Lender Transferee holding ten and five hundredths percent (10.05%) or more of the Term Loan Claims outstanding;

(B)
(i) the Proposed Lender Transferee held less than twenty five and thirteen hundredths percent (25.13%) of the Term Loan Claims outstanding immediately prior to the effectiveness of such Proposed Lender Transfer and (ii) such Proposed Lender Transfer shall result in such Proposed Lender Transferee holding twenty five and thirteen hundredths percent (25.13%) or more of the Term Loan Claims outstanding;

(C)
(i) the Proposed Lender Transferee holdings of Term Loan Claims including all Term Loan Claims collectively held, directly or indirectly, in the aggregate through one or more intermediaries, together with any entity under ten percent (10%) or more common ownership with the Proposed Lender Transferee, or controlled by the same party that controls the Proposed Lender Transferee (collectively, the “Proposed Lender Transferee Interests”), represented less than ten and five hundredths percent (10.05%) of the Term Loan Claims outstanding immediately prior to the effectiveness of such Proposed Lender Transfer and (ii) such Proposed Lender Transfer shall result in the Proposed Lender Transferee Interests representing ten and five hundredths percent (10.05%) or more of the Term Loan Claims outstanding; and

(D)
(i) the Proposed Lender Transferee Interests represented less than twenty five and thirteen hundredths percent (25.13%) of the Term Loan Claims outstanding immediately prior to the effectiveness of such Proposed Lender Transfer and (ii) such Proposed Lender Transfer shall result in the Proposed Lender Transferee Interests representing twenty five and thirteen hundredths percent (25.13%) or more of the Term Loan Claims outstanding;

provided, that, for each such Proposed Lender Transfers prohibited under this Section 8.1(a)(ii), (x) the Company Parties and (y) the Consenting Lenders representing fifty and one-tenth percent (50.1%) of the aggregate principal amount of the Term Loan Claims held by the Consenting Lenders other than such Proposed Lender Transferee and the purported transferor of such Proposed Lender Transfer may nevertheless agree to consent to and permit such Proposed Lender Transfer, and such Proposed Lender Transfer shall be deemed effective.

(iii)
The TL Agent shall have no obligations other than as expressly provided in the Existing Credit Agreement relating to Transfers, including Transfers of the type described in Section 8.1(a)(ii). For the avoidance of doubt, the TL Agent shall not be required to notify any other Party upon occurrence of a Transfer of the type described in Section 8.1(a)(ii).

(b)
Any Transfer of any Term Loan Claim that does not comply with the procedures set forth in Section 8.1(a) shall be deemed void ab initio and of no force or effect, regardless of any prior notice provided to the Company Parties and/or any Consenting Lender, and shall not create any obligation or liability of any Company Party or any other Consenting Lender to the purported transferee. Any Consenting Lender that effectuates a Transfer permitted under and in compliance with Section 8.1(a) shall have no liability under this Support Agreement arising solely from or related to the failure of the transferee of such Transfer to comply with the terms of this Support Agreement on or after the effective date of such Transfer.

(c)
Any person that receives or acquires a portion of the Term Loan Claims pursuant to a Transfer of such Term Loan Claims by a Consenting Lender hereby agrees to be bound by all of the terms of this Support Agreement (as the same may be hereafter amended, supplemented or otherwise modified from time to time) (a “Joining Lender Party”) by executing a joinder in the form of Exhibit B hereto (the “Joinder”) and delivering such Joinder promptly upon, but in no event later than three (3) business days following, execution to the Company Parties and legal counsel to the Required Consenting Lenders. The Joining Lender Party shall thereafter be deemed to be, for all purposes under this Support Agreement, a Party and a Consenting Lender and, if such Term Loan Claims acquired in the Transfer were Term Loan Claims held by the New RCF Commitment Party, a New RCF Commitment Party.

(d)
With respect to the Term Loan Claims held by the Joining Lender Party upon consummation of the Transfer of such Term Loan Claims to such Joining Lender Party, the Joining Lender Party hereby makes the representations and warranties of the Consenting Lenders, as applicable, set forth in Section 5 of this Support Agreement to the Company Parties.

(e)
Each Consenting Member hereby agrees, severally and not jointly and severally, for so long as this Support Agreement shall remain in effect as to it, not to Transfer any of its Existing Partnership Interests unless the transferee thereof executes and delivers a Member Joinder (as defined in Section 8.1(f)) pursuant to the terms and conditions under Section 8.1(f).

(f)
Any person that receives or acquires a portion of the Existing Partnership Interests in the Company Parties pursuant to a Transfer of such Existing Partnership Interests by a Consenting Member hereby agrees to be bound by all of the terms of this Support Agreement (as the same may be hereafter amended, supplemented or otherwise modified from time to time) (a “Joining Member Party”) by executing a joinder in the form of Exhibit C hereto (the “Member Joinder”) and delivering such Member Joinder promptly upon, but in no event later than three (3) business days following, execution to the Company Parties and legal counsel to the Required Consenting Lenders. The Joining Member Party shall thereafter be deemed to be, for all purposes under this Support Agreement, a Party and a Consenting Member.

(g)
With respect to the Existing Partnership Interests held by the Joining Member Party upon consummation of the Transfer of such Existing Partnership Interests to such Joining Member Party, the Joining Member Party hereby makes the representations and warranties of the Consenting Members set forth in Section 5 of this Support Agreement to the other Parties.

(h)
Notwithstanding the foregoing provisions of this Section 8.1, any Consenting Lender may, at any time and without notice to or consent from any other Party, pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of interest and repayment of principal) under the Existing Credit Agreement in order to secure obligations of such Consenting Lender to a Federal Reserve Bank; provided, that no such pledge or grant of a security interest shall release such Consenting Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Consenting Lender as a party hereto.

(i)
This Support Agreement shall in no way be construed to preclude any Consenting Lender from acquiring additional Term Loan Claims except as expressly prohibited by Section 8.1(a)(ii) herein; provided, that any such Term Loan Claims shall automatically be deemed to be subject to the terms of this Support Agreement and each such Consenting Lender agrees that such additional Term Loan Claims shall be subject to this Support Agreement and shall be Term Loan Claims hereunder.

(j)
(i) A Qualified Marketmaker (as defined below) that acquires any of the Term Loan Claims solely with the purpose and intent of acting as a Qualified Marketmaker for such Term Loan Claims, shall not be required to execute and deliver to counsel a Joinder or otherwise agree to be bound by the terms and conditions set forth in this Support Agreement if such Qualified Marketmaker Transfers such Term Loan Claims (by purchase, sale, assignment, participation, or otherwise) to a Consenting Lender or a Joining Lender Party that properly executes and delivers a Joinder pursuant to this Section 8.1, and the Transfer otherwise is permitted under Section 8.1(a) (including, for the avoidance of doubt, the requirement that such subsequent transferee properly executes and delivers a Joinder pursuant to this Section 8.1, if necessary), and (ii) to the extent any Party who has signed this Support Agreement is acting in its capacity as a Qualified Marketmaker, such Party may Transfer any Term Loan Claims that it acquires from a Term Lender that is not a Consenting Lender to a transferee that is not a Consenting Lender at the time of such Transfer without the requirement that such transferee be or become a Consenting Lender. Notwithstanding the foregoing, any transfer to a Qualified Marketmaker shall be permitted so long as the Qualified Marketmaker agrees, solely to the extent that it holds any Term Loan Claims from a Consenting Lender on the record date for voting on the Plan, to act in accordance with this Support Agreement with respect to any vote or consent required hereunder (including a vote on the Plan) with respect to such Term Loan Claims. For these purposes, “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against any Company Party (including debt securities or other debt) or enter with customers into long and short positions in claims against any Company Party (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against any Company Party and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

8.2    No Third Party Beneficiaries.
Unless expressly stated herein, this Support Agreement shall be solely for the benefit of the Parties hereto and, in the case of the Consenting Lenders, solely in their capacity as Term Lenders under the Existing Credit Agreement. No other person or entity shall be a third party beneficiary.
8.3    Entire Agreement.
This Support Agreement, including Schedules, Exhibits and Annexes, constitutes the entire agreement of the Parties with respect to the subject matter of this Support Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Support Agreement; provided, however, that any confidentiality agreement executed by any Party shall survive this Support Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

8.4    Survival.
Notwithstanding (i) any Transfer of the Term Loan Claims in accordance with Section 8.1 or (ii) the termination of this Support Agreement in accordance with its terms, the agreements and obligations of the Parties in (x) Sections 6, 8.3, 8.6, 8.8, 8.9, 8.10, 8.12, and 8.13 and in this Section 8.4 shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Company Parties, the Consenting Lenders and the Consenting Members in accordance with the terms hereof and (y) Section

5.6 shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Consenting Lenders for a nine month period following the date hereof.

8.5    Counterparts.
This Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Support Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

8.6    Settlement Discussions.
This Support Agreement is part of a proposed settlement of disputes among the Parties hereto. Nothing herein shall be deemed to be an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Support Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Support Agreement.

8.7    Continued Banking Practices.
Notwithstanding anything herein to the contrary, each Consenting Lender and its affiliates may accept deposits from, lend money to, and generally engage in any kind of lending, investment banking, trust or other business with, or provide debt financing (including debtor in possession financing), equity capital or other services (including financial advisory services) to any Company Party or any affiliate of any Company Party or any other person, including, but not limited to, any person proposing or entering into a transaction related to or involving any Company Party or any affiliate thereof.

8.8    Reservation of Rights.

(a)
If the transactions contemplated by this Support Agreement are not consummated as provided herein, if a Termination Date occurs, or if this Support Agreement is otherwise terminated for any reason, each of the Consenting Lenders and the Company Parties fully reserves any and all of their respective rights, remedies and interests under the Loan Documents (as defined in the Existing Credit Agreement), applicable law and in equity; provided, however, that each Consenting Lender agrees that neither the execution of this Support Agreement by the Company Parties nor the implementation of the transactions contemplated by this Support Agreement shall constitute a Default or Event of Default (in each case under and as defined in the Existing Credit Agreement).

(b)
Notwithstanding anything herein to the contrary, the Parties acknowledge that the support of any Consenting Lender contained in this Support Agreement relates solely to such Consenting Lender’s rights and obligations as a Consenting Lender under the Existing Credit Agreement and does not bind such Consenting Lender or its affiliates with respect to any other indebtedness owed by any of the Company Parties or any of their respective subsidiaries and affiliates to such Consenting Lender or any affiliate of such Consenting Lender (for the avoidance of doubt, if the Consenting Lender is specified on the relevant signature page as a particular group or business within an entity, “Consenting Lender” shall mean such group or business and shall not mean the entity or its affiliates, or any other desk or business thereof, or any third party funds advised thereby). For purposes of this Support Agreement,

(x) Term Loan Claims that are held by such Consenting Lender in a fiduciary or similar capacity and (y) Term Loan Claims held by a Consenting Lender in its capacity as a broker, dealer or market maker of “Loans” under and as defined in the Existing Credit Agreement (the “Loans”) or any other claim against or security in the Company Parties (including any Loans or claims held in inventory with respect to such broker, dealer or market-making activities, provided, that the positions with respect to such Loans or claims are separately identified on the internal books and records of such Consenting Lender) shall not, in either case (x) or (y), be bound by or subject to this Support Agreement unless otherwise reflected on its signature page hereto or on the schedule attached to its Joinder (as applicable).
8.9    Governing Law; Waiver of Jury Trial.

(a)
The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between the Parties, whether sounding in contract, tort or otherwise.

(b)
This Support Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Support Agreement, each Party hereby irrevocably and unconditionally agrees for itself that, subject to the following sentence, any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Support Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any state or federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Support Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceedings.

(c)
Notwithstanding the foregoing, if the Chapter 11 Cases are commenced, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Support Agreement.

8.10    Successors.
This Support Agreement is intended to bind the Parties and inure to the benefit of the Consenting Lenders, the TL Agent, the Consenting Members and each of the Company Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 8.10 shall be deemed to permit any transfer, tender, vote or consent, of any claims other than in accordance with the terms of this Support Agreement.

8.11    Headings.
The headings of all sections of this Support Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

8.12    Fiduciary Duties.
Notwithstanding anything to the contrary herein, nothing in this Support Agreement shall require PubCo, any of the other Company Parties, or any of their respective boards of directors, managing members, members or officers (in such person’s capacity as a managing member, member or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with such person’s or entity’s fiduciary obligations under applicable law. The Company Parties may terminate this Support Agreement to the extent taking any such action or refraining from taking any such action would be inconsistent with the foregoing, as provided in Section 3.1(d) (it being understood that the specific performance provisions of Section 6 shall not be applicable with respect to a termination under this Section 8.12); provided, that, upon a termination of this Support Agreement by the Company Parties pursuant to this Section 8.12, (x) all obligations of the Consenting Lenders hereunder shall immediately terminate without further action or notice by such Consenting Lenders and (y) the Company Parties and the Consenting Members (and their directors, managers, officers, employees, advisors, subsidiaries, and representatives) shall not have or incur any liability under this Support Agreement or otherwise on account of such termination. For the avoidance of doubt, nothing in this Support Agreement shall be deemed to prohibit or limit the Company Parties or any of their respective boards of directors, managing members, members or officers (in such person’s capacity as a managing member, member or officer) from having discussions with any party regarding any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or restructuring of the Company Parties to evaluate whether any action should be taken, or not be taken, with respect thereto consistent with such person’s or entity’s fiduciary obligations under applicable law.

8.13    Acknowledgment of Counsel.
Each of the Parties acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Support Agreement and the transactions contemplated by this Support Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Support Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Support Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. No Party shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

8.14    Amendments, Modifications, Waivers.
This Support Agreement, including the Exhibits hereto, may only be modified, amended or supplemented, and any of the terms thereof may only be waived, by an agreement in writing (which may include electronic mail by counsel to the applicable parties) by each of the Company Parties and the Required Consenting Lenders (and, solely, to the extent such material breach adversely affects the Existing Partnership Interests, the Required Consenting Members); provided, that if the modification, amendment, supplement or waiver at issue directly, materially and adversely impacts the treatment or rights of any Consenting Lender differently than any other Consenting Lender, the agreement in writing of such Consenting Lender whose treatment or rights are materially adversely impacted in a different manner than other Consenting Lenders shall also be required for such modification, amendment, supplement, or waiver to be effective; provided, further, that, if the proposed modification, amendment, supplement or waiver directly, materially and adversely impacts the treatment or rights of any Consenting Member, the agreement in writing of such Consenting Member whose treatment or rights are directly, materially and adversely impacted shall also be required for such modification, amendment, supplement or waiver to be effective (this proviso shall not be modified, amended or supplemented or any of its terms waived, without the prior consent of each Consenting Member); provided, further, that, if the proposed modification, amendment, supplement or waiver adversely modifies, amends, supplements or waives any provision herein relating to the New RCF, the agreement in writing of the New RCF Commitment Party shall also be required for such modification, amendment, supplement or waiver to be effective. As used herein, (i) the “Required Consenting Lenders” shall mean the Consenting Lenders representing fifty and one-tenth percent (50.1%) of the aggregate principal amount of the Term Loans held by the Consenting Lenders and (ii) the “Required Consenting Members” shall mean JLL Partners, Inc. and/or its affiliates.

8.15    Severability of Provisions.
If any provision of this Support Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Support Agreement.

8.16    Notices.
All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by electronic mail, facsimile, courier service or by registered or certified mail (return receipt requested) to the following addresses, or such other addresses as may be furnished hereafter by notice in writing. Any notice given by delivery, mail or courier shall be effective when received. Any notice given by electronic mail or facsimile shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.

If to the Company Parties, to:

Orchard Acquisition Company, LLC
1200 Morris Drive
Suite 300
Chesterbrook, PA 19087
Attn: Stephen Kirkwood, Esq.
Email:     skirkwood@jgwentworth.com
Fax: (855) 285-5089
Telephone: (484) 434-2350

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:     Elisha D. Graff, Esq.
Kathrine A. McLendon, Esq.
Fax: (212) 455-2502
Email:     egraff@stblaw.com and kmclendon@stblaw.com
Telephone: (212) 455-2000

If to any Consenting Lender or the TL Agent, the address set forth on its signature page, with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Damian S. Schaible, Esq.
Natasha Tsiouris, Esq.
Fax: (212) 701-5800
Email: Damian.Schaible@davispolk.com and Natasha.Tsiouris@davispolk.com
Telephone: (212) 450-4000

If to the New RCF Commitment Party, the address set forth on its signature page, with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Damian Ridealgh, Esq. and Matthew Barr, Esq.
Fax: (212) 310-8007
Email:     damian.ridealgh@weil.com and matt.barr@weil.com
Telephone: (212) 310-8510

If to any Consenting Member, the address set forth on its signature page.

[SIGNATURE PAGES FOLLOW]

Please sign in the space provided below to indicate your agreement and consent to the terms hereof.

Very truly yours,

ORCHARD ACQUISITION COMPANY, LLC
By: /s/ Stewart A. Stockdale
Name:  Stewart A. Stockdale
Title:  Chief Executive Officer

THE J.G. WENTWORTH COMPANY, LLC
By: /s/ Stewart A. Stockdale
Name:   Stewart A. Stockdale
Title:  Chief Executive Officer

THE J.G. WENTWORTH COMPANY
By: /s/ Stewart A. Stockdale
Name:  Stewart A. Stockdale
Title:  Chief Executive Officer

J.G. WENTWORTH, LLC
By: /s/ Stewart A. Stockdale
Name:  Stewart A. Stockdale
Title:  Chief Executive Officer

JGW HOLDINGS, INC.
By: /s/ Stewart A. Stockdale
Name:  Stewart A. Stockdale
Title:  Chief Executive Officer

Signature Page to Restructuring Support Agreement

HPS INVESTMENT PARTNERS, LLC, as a Consenting Lender and the New RCF Commitment Party

By: /s/ Vikas Keswani
Name:  Vikas Keswani
Title:  Managing Director

Signature Page to Restructuring Support Agreement

ANTHEM INC., as a Consenting Lender

By: Logen Asset Management L.P.
Its Agent and Authorized Signatory

By: /s/ Steven Gerdal
Name: Steven Gerdal
Title: Managing Partner

Signature Page to Restructuring Support Agreement

AXAR CAPITAL MANAGEMENT LP, as a Consenting Lender

By: /s/ Andrew Axelrod
Name: Andrew Axelrod
Title: Portfolio Manager

Signature Page to Restructuring Support Agreement

BENEFIT STREET PARTNERS LLC, as a Consenting Lender

By: /s/ Bryan Martoken
Name: Bryan Martoken
Title: Chief Financial Officer

Signature Page to Restructuring Support Agreement

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD., as a Consenting Lender

By: HG Vora Capital Management, LLC, as investment adviser

By: /s/ Gary Moss
Name: Gary Moss
Title: Partner

Signature Page to Restructuring Support Agreement

LOGEN ASSET MANAGEMENT MASTER FUND LTD, as a Consenting Lender

By: Logen Asset Management L.P.
Its Agent and Authorized Signatory

By: /s/ Steven Gendal
Name: Steven Gendal
Title: Managing Partner

Signature Page to Restructuring Support Agreement

OPPENHEIMERFUNDS, INC., in its capacity as investment adviser to certain funds and accounts (severally and not jointly), as a Consenting Lender

By: /s/ Myk Pleet
Name: Myk Pleet
Title: Vice President

Signature Page to Restructuring Support Agreement

WADDELL & REED INVESTMENT MANAGEMENT COMPANY and IVY INVESTMENT MANAGEMENT COMPANY, as a Consenting Lender

By: /s/ Chad Gunther
Name: Chad Gunther
Title: Sr. Vice President

Signature Page to Restructuring Support Agreement

THE J.G. WENTWORTH COMPANY, as a Consenting Member

By: /s/ Stewart A. Stockdale
Name:  Stewart A. Stockdale
Title:  Chief Executive Officer

Signature Page to Restructuring Support Agreement

JGW HOLDINGS, INC., as a Consenting Member

By: /s/ Stewart A. Stockdale
Name:  Stewart A. Stockdale
Title:  Chief Executive Officer

Signature Page to Restructuring Support Agreement

JGW HOLDCO, LLC, as a Consenting Member

By: /s/ Francisco Rodriguez
Name: Francisco Rodriguez
Title: Authorized Person

Signature Page to Restructuring Support Agreement

PGHI CORP., as a Consenting Member

By: /s/ Neal Pomroy
Name: Neal Pomroy
Title:

Signature Page to Restructuring Support Agreement

JEFFERIES FINANCE LLC., as administrative agent and collateral agent under the Existing Credit Agreement

By: /s/ J. Paul McDonnell
Name: J. Paul McDonnell
Title: Managing Director

Signature Page to Restructuring Support Agreement

EXHIBIT A

RESTRUCTURING TERM SHEET
(see attached)

EXECUTION VERSION

RESTRUCTURING TERM SHEET – THE J.G. WENTWORTH COMPANY, LLC
THIS TERM SHEET (THIS “TERM SHEET”) DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OR DEBT OF THE COMPANY (AS DEFINED BELOW) OR ANY OF ITS SUBSIDIARIES OR AFFILIATES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER OR SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS.
THIS TERM SHEET IS PROVIDED IN CONFIDENCE AND MAY BE DISTRIBUTED ONLY WITH THE EXPRESS WRITTEN CONSENT OF THE COMPANY, ON THE ONE HAND, AND THE REQUIRED CONSENTING LENDERS (AS DEFINED BELOW), ON THE OTHER HAND. THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL STATUTES, DOCTRINES AND RULES. FURTHER, NOTHING IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR DEEMED BINDING ON THE COMPANY, ANY OF THE CONSENTING LENDERS (AS DEFINED BELOW), OR THEIR RESPECTIVE AFFILIATES.
THIS TERM SHEET SETS FORTH THE PRINCIPAL TERMS OF THE RESTRUCTURING (AS DEFINED BELOW) OF TERM LOANS (AS DEFINED BELOW) UNDER THE EXISTING CREDIT AGREEMENT (AS DEFINED BELOW) AND OTHER OBLIGATIONS OF THE COMPANY.
THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH THE RESTRUCTURING, AND ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND OTHERWISE REASONABLY SATISFACTORY IN ALL RESPECTS TO THE COMPANY AND THE REQUIRED CONSENTING LENDERS. THIS TERM SHEET IS SUBJECT TO ONGOING REVIEW BY THE COMPANY, THE REQUIRED CONSENTING LENDERS AND THEIR RESPECTIVE PROFESSIONALS, AND IS SUBJECT TO MATERIAL CHANGE. SUBJECT TO THE FOREGOING AND THE TERMS OF THE RSA (AS DEFINED BELOW), THE COMPANY AND THE CONSENTING LENDERS ARE PREPARED TO SUPPORT THE RESTRUCTURING CONSISTENT WITH THE TERMS SET FORTH HEREIN. MOREOVER, THE TREATMENT SET FORTH IN THIS TERM SHEET REMAINS SUBJECT TO ONGOING DISCUSSIONS AMONG THE PARTIES COVERED HEREBY.
THIS TERM SHEET DOES NOT CONSTITUTE A COMMITMENT OR OFFER BY THE NEW RCF COMMITMENT PARTY (AS DEFINED BELOW) OR ANY OF ITS AFFILIATES TO PROVIDE OR UNDERWRITE ALL OR ANY PORTION OF THE NEW RCF (AS DEFINED BELOW) OR ANY OTHER FINANCING. ANY SUCH COMMITMENT OR OFFER WOULD BE EVIDENCED BY AN ADDITIONAL WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE NEW RCF COMMITMENT PARTY.

Transaction:

The J.G. Wentworth Company, LLC (the “Partnership”) and certain of its direct and indirect subsidiaries and affiliates (collectively, the “Company”) desire to implement a comprehensive deleveraging of the Company’s balance sheet as described more fully in this Term Sheet (the “Restructuring”; the Company, after giving effect to the Restructuring, “Reorganized JGW”).

As more fully described below, the Restructuring contemplates that the lenders (the “Term Lenders” and those Term Lenders party to the RSA (as defined below), the “Consenting Lenders”) of the term loans (the “Term Loans”) under the Existing Credit Agreement (as defined below) shall agree to cancel the Term Loans in exchange for the Term Lender Cash Consideration (as defined below) and at least 95.5% of the New Common Equity (as defined below), which New Common Equity is subject to dilution on and after the Effective Date by the MIP (as defined below).

On the effective date of the Restructuring (the “Effective Date”), certain direct or indirect subsidiaries of the Partnership shall enter into a new credit agreement (the “New RCF Credit Agreement”) evidencing a new revolving credit facility (the “New RCF”), which shall be in the form of exit financing, in an aggregate principal amount to be determined by the Required Consenting Lenders (as defined below); provided, that such principal amount shall be at least $65,000,000 but shall not exceed $70,000,000. The New RCF Credit Agreement shall be consistent with the material terms set forth in the term sheet attached hereto as Annex I, and the commitments and all loans thereunder shall be provided solely by the New RCF Commitment Party (as defined below), as provided therein.

Implementation:
The Restructuring will be consummated by voluntary pre-packaged cases of the Partnership along with certain of its affiliates (collectively, the “Debtors”) (the “Chapter 11 Cases”), under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), to be filed in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), pursuant to a pre-packaged chapter 11 plan of reorganization (as amended, supplemented or otherwise modified from time to time, the “Plan”) that is consistent in all respects with the terms and conditions of this Term Sheet and the Restructuring Support Agreement, dated as of November 9, 2017, to which this Term Sheet is an exhibit (as amended, supplemented or otherwise modified from time to time, the “RSA”). As used herein, the “Required Consenting Lenders” shall mean the Consenting Lenders representing fifty and one-tenth percent (50.1%) of the aggregate principal amount of the Term Loans held by the Consenting Lenders.

Current Capital Structure:
The current capital structure of the Company includes the following
(a)    Indebtedness comprised of the Term Loans under that certain credit agreement, dated February 8, 2013 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), in an aggregate principal amount outstanding of $449.5 million;
(b)    Equity interests (“Existing Partnership Interests”) in the Partnership held by the existing equity holders (the “Existing Partnership Equityholders”);
(c)    Claims (the “TRA Claims”) against The J.G. Wentworth Company (“PubCo”) arising out of and pursuant to that certain Tax Receivable Agreement, dated November 14, 2013 (the “Existing TRA”), by and among, inter alia, PubCo (f/k/a JGWPT Holdings Inc.), the Principals (as defined therein) and, to the extent described therein, JLL Fund V AIF II, L.P. and the shareholders of PGHI Corp. (collectively, the “TRA Claimants”); and
(a)    Class A, Class B and Class C equity interests (including any warrants, options, profit interest units, or rights to acquire any such equity interests) in PubCo (“Existing PubCo Interests”).

Administrative, Priority Tax, and Other Priority Claims:
Each holder of an allowed administrative, priority tax or other priority claim shall be paid in full in cash on the Effective Date, or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code, in each case, as determined by the Debtors and the Required Consenting Lenders.

Professional Fee Claims:
All final requests for payment of the claims for professional services rendered or costs incurred on or after the date on which the Chapter 11 Cases are commenced (the “Petition Date”) and on or prior to the Effective Date by professional persons retained by the Debtors or any statutory committee appointed in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be filed no later than sixty (60) days after the Effective Date.

Term Loan:
The Term Loans, together with all accrued interest thereon and, solely with respect to the Term Loans, all other outstanding Obligations (as defined in the Existing Credit Agreement) (collectively, the “Term Loan Claims”), which shall be allowed in an aggregate principal amount of approximately $449.5 million, plus any accrued and unpaid interest at the non-default rate as of the Petition Date plus all other unpaid and outstanding Obligations, as applicable, shall be restructured as follows:
▪    On the Effective Date, in exchange for the treatment described herein, the Term Loan Claims shall be discharged, the Liens on the Collateral (each as defined in the Existing Credit Agreement) shall be released, and, along with all other outstanding Obligations, the Existing Credit Agreement shall be cancelled and be of no further force or effect.
▪    On the Effective Date, in exchange for the Term Loan Claims, each Term Lender shall receive its pro rata share of (i) cash (the “Term Lender Cash Consideration”) in an amount equal to the lesser of (a) $45,000,000 and (b) the aggregate amount such that at least $50,000,000 of pro forma liquidity shall be maintained on the Company’s balance sheet on the Effective Date in immediately available funds (the “Required Pro Forma Liquidity”), from both cash on hand and draws from the New RCF on the Effective Date; provided, that the Required Pro Forma Liquidity may be reduced, subject to the reasonable consent of the Company and the Required Consenting Lenders, to account for ordinary-course, short-term restrictions, delays, or other similar limitations on the liquidity available to the Company on the Effective Date; and (ii) 95.5% of the New Common Equity, as contemplated under “Reorganized Capital Structure and the New Common Equity” below, which New Common Equity is subject to dilution on and after the Effective Date by the MIP; provided, that the percentage of the New Common Equity allocable to Term Lenders shall increase to the extent that Existing Partnership Equityholders, including PubCo—as a direct and indirect holder of Existing Partnership Interests—on behalf of TRA Claimants, elect to receive the Partnership Cash Consideration (as defined below).

Other Secured Claims:
To the extent that any other secured claims exist, on or as soon as practicable after the Effective Date, all such other secured claims allowed as of the Effective Date, if not paid previously, shall, at the option of the Debtors, with the consent of the Required Consenting Lenders, either (i) be satisfied by payment in full in cash, (ii) be reinstated pursuant to section 1124 of the Bankruptcy Code, or (iii) receive such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

Intercompany Claims:	All allowed intercompany claims shall be adjusted, continued or discharged to the extent determined appropriate by the Debtors, with the consent of the Required Consenting Lenders.
Intercompany Interests:	All intercompany interests shall be reinstated for administrative convenience, except as described herein.

Existing Partnership Interests:
On the Effective Date, each Existing Partnership Equityholder, including holders of claims against PubCo on account of PubCo’s direct and indirect Existing Partnership Interests, shall receive, as elected by each Existing Partnership Equityholder in its sole discretion (or, in the case of PubCo, as an indirect and direct Existing Partnership Equityholder, at the election of each TRA Claimant), its pro rata share of either (i) a percentage amount of New Common Equity (the “Partnership Equity Consideration”) equal to (x) 4.5% multiplied by (y)(1) the number of Existing Partnership Interests designated by such holders (including PubCo on account of the TRA Claims) to receive Partnership Equity Consideration divided by (2) the total number of outstanding Existing Partnership Interests, which New Common Equity shall be diluted on and after the Effective Date by the MIP, (ii) an amount of cash (the “Partnership Cash Consideration” and, together with the Partnership Equity Consideration, the “Partnership Consideration”) equal to (x) 4.5% of $145,000,000 multiplied by (y)(1) the number of Existing Partnership Interests designated by such holders (including PubCo on account of the TRA Claims) to receive Partnership Cash Consideration divided by (2) the total number of outstanding Existing Partnership Interests or (iii) a combination of Partnership Equity Consideration and Partnership Cash Consideration. The Partnership Cash Consideration shall, in aggregate, not exceed $5,722,000.

Notwithstanding the foregoing, JLL Associates G.P. V, L.L.C. shall receive its pro rata share of the Partnership Consideration in the form of Partnership Equity Consideration, which shall be in the form of New Partnership Interests and an equivalent amount of New Class B Common Stock, as described further below.

TRA Claimants:
On the Effective Date, the Existing TRA shall be cancelled and be of no further force or effect. All TRA Claims shall be discharged and, in consideration thereof, each TRA Claimant shall receive, on account of its claim against PubCo, its pro rata share, as compared to all TRA Claimants, of the Partnership Consideration to which PubCo is directly or indirectly entitled on account of PubCo’s direct and indirect equity interests in the Partnership, which Partnership Consideration shall be in the form of Partnership Cash Consideration and/or Partnership Equity Consideration at each such TRA Claimant’s sole election.

General Unsecured Claims (other than the TRA Claims):
Except to the extent that a holder of an allowed general unsecured claim (other than a TRA Claim) agrees to lesser treatment with the Debtors, each holder of an allowed general unsecured claim (other than a TRA Claim) shall be paid, at the option of the Debtors, (i) in the ordinary course of business or (ii) on or as soon as practicably after the Effective Date.

Existing PubCo Interests:	On the Effective Date, Existing PubCo Interests shall be cancelled and holders of Existing PubCo Interests shall receive no recovery under the Plan.

New RCF:
On the Effective Date, certain direct or indirect subsidiaries of the Partnership (as more fully described on Annex I) shall receive borrowings under the New RCF from the New RCF Commitment Party (as defined below).

HPS Investment Partners, LLC and/or its affiliates, affiliated or managed funds, separately managed accounts and co-investors (collectively, the “New RCF Commitment Party”) will agree to provide 100% of the commitments under the New RCF pursuant to a commitment letter with respect to the New RCF (the “New RCF Commitment Letter”) on terms and conditions acceptable to the Company, the New RCF Commitment Party and the Required Consenting Lenders. Pursuant to the New RCF Commitment Letter, as consideration for the
New RCF Commitment Party’s commitment to lend and its arrangement of the New RCF, it shall receive a fee equal to 4.0% of the commitments under the New RCF, payable in cash (the “New RCF Commitment Fee”), which fee shall be earned as of the date of the New RCF Commitment Letter, and shall be due and payable upon the earlier of (x) the Effective Date and (y) the effective date of any Subsequent Restructuring Transaction, subject to the terms of the RSA and the New RCF Commitment Letter.

On the Effective Date, the New RCF Commitment Party shall receive a New RCF closing fee, which shall be equal to 4.0% of the commitments under the New RCF, payable in cash (the “New RCF Closing Fee”).

Certain terms of the New RCF are described in additional detail on Annex I.

Reorganized Capital Structure and the New Common Equity:
On the Effective Date, the reorganized capital structure shall consist of (i) the New RCF, (ii) the New Partnership Interests, (iii) New Class A Common Stock, including the MIP Equity (as defined below) reserved for issuance by the New Board (as defined below), and (iv) New Class B Common Stock (as defined below).

On the Effective Date, the equity interests of reorganized PubCo shall consist of:
▪    Class A Common Stock, par value of one thousandth of a penny ($0.00001) per share (the “New Class A Common Stock”) (including the MIP Equity reserved for issuance by the New Board), which will be voting interests in PubCo and entitle the holders thereof to 100% of the economics associated with the New Partnership Interests (as defined below) held by reorganized PubCo; and
▪    Class B Common Stock, par value of one thousandth of a penny ($0.00001) per share (the “New Class B Common Stock” and, together with the New Class A Common Stock, the “New PubCo Common Stock”), which will be voting only interests in reorganized PubCo.
On the Effective Date, the equity interests of the reorganized Partnership shall consist of:
▪    Common Interests (the “New Partnership Interests” and, collectively with the New Class A Common Stock and the New Class B Common Stock, the “New Common Equity”).
At the election of each party receiving New Common Equity in connection with the Restructuring (other than each recipient of New Common Equity issued under the MIP), such recipient shall receive either (a) New Partnership Interests and an equivalent amount of New Class B Common Stock or (b) New Class A Common Stock (and reorganized PubCo will be issued a number of New Partnership Interests equal to the number of New Class A Common Stock issued on account of such election). New Partnership Interests shall be exchangeable into New Class A Common Stock, on a one-for-one basis, provided, that in order to exchange such New Partnership Interests, the exchanging holder must deliver the number of New Class B Common Stock equal to the number of New Partnership Interests being exchanged, and such New Class B Common Stock shall be immediately cancelled by reorganized PubCo.

Each share of New Class A Common Stock and New Class B Common Stock will have one (1) vote with respect to voting and voting thresholds required on all matters for which the New PubCo Common Stock is entitled to vote.

Reorganized JGW’s “Up-C” structure as described in this Term Sheet shall be maintained at least until the closing of any bona fide sale of Reorganized JGW or all or substantially all of the assets of Reorganized JGW (which may be effected by a merger, equity sale, asset sale or otherwise). Upon such a sale, the New Board may require Reorganized JGW (including its applicable entities and any holders of New Common Equity, as applicable) to take the appropriate actions to collapse Reorganized JGW’s Up-C structure and reorganize into a new organization structure, which may consist of one or more corporations, limited liability companies or such other appropriate structure as may be determined by the New Board in its sole discretion (the “Up-C Collapse Right”).

Financing and Receivables Facilities:	All financing and receivables facilities shall continue to exist in the normal course outside of bankruptcy.

Corporate Governance:
The terms and conditions of the corporate governance documents of the Company (including the bylaws, certificates of incorporation, partnership agreements, LLC agreements, stockholders agreements, registration rights agreements and other governance documents, as applicable (collectively, the “Governance Documents”)) shall be amended, consistent with this Term Sheet and subject to the consent of the Required Consenting Lenders, including providing for:
•    the initial board of directors (or similar governing body, the “New Board”) of Reorganized JGW shall be five (5) persons, each with one vote, selected by the Required Consenting Lenders and shall include the CEO of Reorganized JGW;
•    the terms of the New Class A Common Stock and New Class B Common Stock shall provide generally for equal voting power and equal treatment except that the New Class B Common Stock shall not have any economic interest;
•    at the direction of the Required Consenting Lenders, continuing rights to designate directors or observers on the board of Reorganized JGW (including the obligation of holders of the New Common Equity to vote for the election of such directors) to be granted to certain of the Consenting Lenders to be determined by the Required Consenting Lenders;
•    at the direction of the Required Consenting Lenders, consent and management rights over certain actions by Reorganized JGW in each case to be granted to certain of the Consenting Lenders to be determined by the Required Consenting Lenders;
•    preemptive rights, information and reporting rights and sale support rights subject to customary confidentiality provisions available to each Consenting Lender and JLL Partners, Inc. (and/or its respective affiliates) who become a beneficial owner of the New Common Equity and sign a stockholders agreement (each such holder, a “Key Holder”); provided that the Board may, in its sole discretion, exclude any competitors to the Company from exercising any Key Holder rights;
•    tag-along rights for Key Holders on a pro rata basis with respect to a proposed transfer in one or more related transactions of an amount of New Common Equity in excess of a threshold to be determined by the Required Consenting Lenders;
•    drag-along rights applicable to all holders of the New Common Equity on terms and conditions to be determined by the Required Consenting Lenders;
•    customary minority equityholder protections;
•    the Up-C Collapse Right;
•    if determined by the Required Consenting Lenders, transfer restrictions on all of the New Common Equity to ensure (i) all transfers of the New Common Equity will comply with applicable securities laws generally for such transfers and (ii) any such transfers shall not cause Reorganized JGW or PubCo (or any of their direct or indirect subsidiaries or affiliates) to be required to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided the other terms and conditions of such transfer restrictions are to be determined by the Required Consenting Lenders in their sole discretion;
•    if determined by the Required Consenting Lenders, any beneficial owner of the New Common Equity of a percentage of then outstanding New Common Equity to be determined by the Required Consenting Lenders (such percentage to be at least 5.0%, and each such beneficial owner, a “Major Holder”) shall be subject to a right of first refusal for any transfers of any amount of its New Common Equity with such right of first refusal to be in favor of (1) first, Major Holders on a pro rata basis and (2) second, if determined by the Required Consenting Lenders, the Company; provided the other terms and conditions of such right of first refusal are to be determined by the Required Consenting Lenders in their sole discretion;
•    registration rights, including demand, shelf and piggyback registration rights on such terms and with such other rights to be determined by the Required Consenting Lenders; and
•    such other provisions to be determined by the Required Consenting Lenders in their sole discretion.
The Required Consenting Lenders shall consult with the Company and the other Consenting Lenders with respect to the terms and conditions of the corporate governance documents.
For as long as the Company’s current Up-C structure is maintained, reorganized PubCo shall be the managing member of the reorganized Partnership.

Management Incentive Plan:
A post-restructuring management incentive plan (the “MIP”) will be approved and implemented by the New Board pursuant to which 8% of the New Common Equity on a fully diluted basis (the “MIP Equity”), shall be reserved for issuance by the New Board to management employees (the “MIP Participants”).  The MIP Equity shall be in respect of New Class A Common Stock and will be dilutive of all other New Common Equity issued on the Effective Date in connection with the Restructuring.  The MIP shall be entered into immediately after the Effective Date and the New Board will, after reasonably considering the recommendations of the CEO, determine the allocation among the MIP Participants of the MIP Equity to be granted in connection with the Restructuring.  In this regard, 50% of the MIP Equity shall be granted immediately after the Effective Date, 25% in the form of RSUs and 75% in the form of options with a per share exercise price equal to the implied value of each share of New Common Equity on the Effective Date, as determined under the MIP.  Such RSUs and Options granted immediately after the Effective Date will be 25% vested upon grant, with the remainder vesting in equal installments, 25% on each of the first three anniversaries of the Effective Date, with no acceleration of vesting on termination of employment.  The remaining 50% of the MIP Equity shall be reserved for grants as determined by the New Board following the Effective Date and all grants of the MIP Equity, including RSUs and Options granted immediately after the Effective Date, shall be subject to the general terms and conditions of the MIP as determined and administered by the New Board.

The Company will maintain existing severance agreements between the Company and management other than the employment and severance agreement currently in effect between the Company and Mr. Stockdale, which agreement will be terminated as of the Effective Date. In lieu of such agreement, the Required Consenting Lenders and Mr. Stockdale will negotiate in good faith regarding a new employment agreement for Mr. Stockdale to be effective as of the Effective Date, which will include, among other terms, (i) in the event of his termination by Reorganized JGW without cause or termination by Mr. Stockdale for good reason severance of $1,400,000 (paid during the twenty-four (24) months following termination pursuant to the Reorganized JGW’s regular payroll practices) and (ii) reasonable commuting expenses. Notwithstanding anything herein to the contrary, if the Required Consenting Lenders and Mr. Stockdale do not execute an employment agreement on or prior to the Effective Date, then Mr. Stockdale will thereafter be entitled to resign and receive severance payments equal to $1,400,000, payable in substantially equal installments over the twenty-four (24) month period following the date of such resignation. Any and all other employment agreements with the Debtors currently in effect shall be terminated and no claims, general unsecured claims or otherwise, shall arise or be payable from the termination of any employment agreement with the Debtors, including but not limited to the termination of the employment and severance agreement currently in effect between the Company and Mr. Stockdale.

Tax Matters:
The parties will work together in good faith and will use reasonable best efforts to structure and implement the Restructuring and the transactions related thereto in a tax-efficient and cost-effective manner for the reorganized Company, the Term Lenders and the Existing Partnership Equityholders.

Releases and Exculpations:
The Restructuring shall include standard and customary releases (including third party releases) and exculpations, in each case, to the fullest extent permitted by law, for the benefit of the Company, all non-Debtor direct and indirect subsidiaries of the Company, the holders of claims against or interests in the Debtors, including the administrative agent under the Existing Credit Agreement, the Term Lenders, the direct and indirect holders of Existing Partnership Interests, TRA Claimants, the direct and indirect holders of Existing PubCo Interests, and such entities’ respective affiliates, and such entities’ and their affiliates’ officers, managers, directors, predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, managers, directors, principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Executory Contracts:
Each executory contract and unexpired lease shall be assumed or rejected as determined by the Company, subject to the reasonable satisfaction of the Required Consenting Lenders; provided, that the following executory contracts shall be rejected:
▪    Registration Rights Agreement, dated November 14, 2013, by and among PubCo (f/k/a JGWPT Holdings Inc.) and the Stockholders, as defined and named therein;
▪    Stock Purchase Agreement, dated as of March 6, 2015, by and among PubCo, WestStar Mortgage, Inc., Walter F. Jones, Kathleen Murphy-Zimpel, and Roger W. Jones, and any related agreements to maintain a registration statement in connection with the acquisition of the WestStar business;
▪    Director Designation Agreement, dated as of November 14, 2013, by and among PubCo (f/k/a JGWPT Holdings Inc.), PGHI Corp., and the JLL Holders, as defined and named therein;
▪    Voting Trust Agreement, dated as of November 14, 2013, by and among PubCo (f/k/a JGWPT Holdings Inc.), the Trustees, as defined and named therein, and the Stockholders, as defined and named therein;
▪    Voting Agreement, dated as of November 14, 2013, by and among the Stockholders, as defined and named therein; and

▪    any other agreements to maintain a registration statement or maintain PubCo’s or Reorganized JGW’s status as a public filer of reports required under Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, no claims, general unsecured claims or otherwise, shall arise or be payable from any rejected executory contract or unexpired lease, except as expressly provided herein.

Securities Law Matters and Registration Rights:
The issuance and distribution under the Plan of the New Partnership Interests, the New Class A Common Stock and the New Class B Common Stock to the Term Lenders and the Existing Partnership Equityholders, including holders of claims against PubCo on account of PubCo’s direct or indirect equity interests in the Partnership, as applicable, will be exempt from registration under the Securities Act of 1933, as amended, without further act or action pursuant to section 1145 of the Bankruptcy Code and/or any other applicable exemptions.

If directed by the Required Consenting Lenders, in their sole discretion, Reorganized JGW will use reasonable best efforts as soon as practically possible: (i) to terminate PubCo’s existing registration statements and deregister all unsold securities, (ii) to terminate PubCo’s registration under Section 12 of the Exchange Act and suspend its reporting obligations under Sections 13(a) and 15(d) of the Exchange Act, including seeking no-action relief from the Securities and Exchange Commission, and (iii) to delist from the OTCQX and/or relist on such other securities exchange or over-the-counter market as determined by the Required Consenting Lenders and, if applicable, to comply with the initial and continuing listing requirements of such securities exchange or over-the-counter market, including, without limitation, public disclosure requirements.

Restructuring Expenses:
Costs and expenses (including legal fees and expenses) incurred by (i) the Required Consenting Lenders in connection with the Restructuring and (ii) the New RCF Commitment Party in connection with the New RCF Credit Agreement, that are due and owing after receipt of applicable invoices shall be payable by the Company, with any balance(s) paid on the Effective Date and without any requirement for the filing of fee or retention applications.

Conditions Precedent to Closing:	The occurrence of the Effective Date shall be subject to the satisfaction of customary conditions precedent for transactions of this type.
Condition Precedent to RSA:
Consenting Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the aggregate principal amount of the Term Loans outstanding, the administrative agent under the Existing Credit Agreement, the New RCF Commitment Party and the Debtors become parties to the RSA.

Governing Law:	New York and, to the extent applicable, the Bankruptcy Code.

Annex I – Terms of New RCF

Borrower:	Consistent with the Existing Credit Agreement
Administrative Agent:	HPS Investment Partners, LLC (and/or its affiliates, affiliated or managed funds, separately managed accounts and co-investors).
Amount/Type:
Revolving credit facility in an aggregate principal amount to be determined by the Required Consenting Lenders (of which $6,500,000 may be used to cash collateralize third party letters of credit); provided, that such principal amount shall be at least $65,000,000, but shall not exceed $70,000,000.

Maturity:	4 years from the Effective Date.
Guarantors:	Consistent with the Existing Credit Agreement.
Security:	Consistent with the Existing Credit Agreement.
New RCF Closing Fee:	4.00%.
New RCF Commitment Fee:	4.00%
Interest Rate:	L + 5.00% per annum, payable in cash.
LIBOR Floor:	1.00%.
Default Rate:	During an event of default, interest shall be increased by 2.00% per annum.
Unused Line Fee:	3.00% per annum.
Use of Proceeds:
Utilized for general corporate purposes and working capital, including to fund the fees and expenses of the Restructuring, as well as to fund a portion of the Term Lender Cash Consideration if necessary and to fund the Partnership Cash Consideration.

Mandatory Prepayments :	Customary for facilities of this type.
Prepayment Premium:
2.00% of any permanent reduction in commitments until the first anniversary after the Effective Date, 1.00% of any permanent reduction in commitment from the first anniversary until the second anniversary of the Effective Date, and no premium thereafter.

Financial Covenant:	Consolidated Total Net Leverage Ratio, tested quarterly, of 3.75x (without any step-downs).
Representations and Warranties and Conditions Precedent to all Credit Events (as defined in the Existing Credit Agreement):	Consistent with the Existing Credit Agreement.
Affirmative Covenants, Negative Covenants and Events of Default:	Consistent with the Existing Credit Agreement, with modifications to be mutually agreed.

EXHIBIT B

JOINDER
This Joinder (the “Joinder”) to the Restructuring Support Agreement, dated as of November 9, 2017 (the “Support Agreement”), by and among (i) The J.G. Wentworth Company, LLC, a Delaware limited liability company, (ii) Orchard Acquisition Company, LLC, a Delaware limited liability company, (iii) J.G. Wentworth, LLC, a Delaware limited liability company, (iv) The J.G. Wentworth Company, a Delaware corporation, (v) JGW Holdings, Inc., a Delaware corporation, (vi) the Consenting Lenders signatory thereto, (vii) Jefferies Finance LLC and (viii) the Consenting Members signatory thereto is executed and delivered by [ ] (the “Joining Lender Party”) as of [_], 20[__]. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Support Agreement.

1.Agreement to be Bound. The Joining Lender Party hereby agrees to be bound by all of the terms of the Support Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Lender Party shall hereafter be deemed to be, for all purposes under the Support Agreement, a Party and a Consenting Lender and, if such Term Loan Claims acquired in the Transfer were Term Loan Claims held by the New RCF Commitment Party, a New RCF Commitment Party.

2.Representations and Warranties. With respect to the Term Loan Claims held by the Joining Lender Party upon consummation of the Transfer of such Term Loan Claims, the Joining Lender Party hereby makes the representations and warranties of the Consenting Lenders set forth in Section 5 of the Support Agreement to the other Parties.

3.Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *
[THE REMAINDER OF THIS PAGE IS
INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Lender Party has caused this Joinder to be executed as of the date first written above.

______________________________________
Entity Name of Joining Lender Party

Authorized Signatory:

By:    ____________________
    Name:
    Title:

Principal amount of Term Loan Claims Transferred:

$ _______________________

Notice Address:

[JOINDER]

ANNEX I

[Restructuring Support Agreement]
(see attached)

EXHIBIT C

MEMBER JOINDER
This Member Joinder (this “Member Joinder”) to the Restructuring Support Agreement, dated as of November 9, 2017 (the “Support Agreement”), by and among by and among (i) The J.G. Wentworth Company, LLC, a Delaware limited liability company, (ii) Orchard Acquisition Company, LLC, a Delaware limited liability company, (iii) J.G. Wentworth, LLC, a Delaware limited liability company, (iv) The J.G. Wentworth Company, a Delaware corporation, (v) JGW Holdings, Inc., a Delaware corporation, (vi) the Consenting Lenders signatory thereto, (vii) Jefferies Finance LLC and (viii) the Consenting Members signatory thereto is executed and delivered by [ ] (the “Joining Member Party”) as of [_], 20[__]. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Support Agreement.
1.    Agreement to be Bound. The Joining Member Party hereby agrees to be bound by all of the terms of the Support Agreement, attached to this Member Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Member Party shall hereafter be deemed to be, for all purposes under the Support Agreement, a Party and a Consenting Member.

2.    Representations and Warranties. With respect to the Existing Partnership Interests held by the Joining Member Party upon consummation of the Transfer of such Existing Partnership Interests to such Joining Member Party, the Joining Member Party hereby makes the representations and warranties of the Consenting Members set forth in Section 5 of the Support Agreement to the other Parties.

3.    Governing Law. This Member Joinder shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *
[THE REMAINDER OF THIS PAGE IS
INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Member Party has caused this Member Joinder to be executed as of the date first written above.

______________________________________
Entity Name of Joining Member Party

Authorized Signatory:

By: _________________________________
Name:
Title:

Number of Existing Partnership Interests Held in The J.G. Wentworth Company, LLC:

_______________________

Notice Address:

[MEMBER JOINDER]

ANNEX I

[Restructuring Support Agreement]
(see attached)